Exhibit 99.2

Structure Therapeutics Announces $300 Million Private Placement Equity Financing

$300 million financing includes significant participation from a number of large healthcare dedicated institutional and mutual fund investors

Net proceeds, along with existing cash, cash equivalents and short-term investments, are expected to extend cash runway through the end of 2026

SAN FRANCISCO – September 29, 2023 – Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic and cardiopulmonary diseases, today announced it has entered into a share purchase agreement for the sale of 21,617,295 ordinary shares and 2,401,920 newly designated non-voting ordinary shares (the equivalent of an aggregate of 8,006,405 American Depositary Shares (“ADSs”), each representing three ordinary shares) at $12.49 per share (based on the closing price of $37.47 per ADS on September 28, 2023) through a private placement financing. Each share of non-voting ordinary shares will be convertible into one ordinary share. Structure Therapeutics anticipates the gross proceeds from the private placement to be approximately $300 million, before deducting placement agent fees and offering expenses. The private placement is anticipated to close on October 3, 2023, subject to customary closing conditions.

The financing includes significant participation from a number of large healthcare dedicated institutional and mutual fund investors.

“We are very grateful for the support of this strong group of existing and new investors, which we believe highlights the enthusiasm for GSBR-1290 as a promising oral small molecule GLP-1R agonist,” said Raymond Stevens, Ph.D., Founder and CEO of Structure Therapeutics. “We plan to use the net proceeds from this financing to accelerate GSBR-1290 development and our earlier programs from our broad oral incretin franchise forward, including our next-generation GLP-1/GIPR combination and our promising oral small molecule amylin receptor agonist. We expect to deliver development candidates for both programs in 2024.”

Jefferies and Leerink Partners are acting as joint placement agents for the private placement.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any states' securities laws, and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Structure Therapeutics has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares issued in the private placement.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Structure Therapeutics

Structure Therapeutics is a leading clinical-stage biopharmaceutical company focused on discovering and developing innovative oral treatments for chronic metabolic and cardiopulmonary conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the company has established a scientifically-driven, GPCR-targeted pipeline, featuring two wholly-owned proprietary clinical-stage small molecule compounds designed to surpass the limitations of traditional biologic and peptide therapies and be accessible to more patients around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the Company’s future plans and prospects; the planned timing and expectations related to the development of GSBR-1290 and the Company’s earlier programs from its broad oral incretin franchise; the Company’s expected cash runway and its ability to fund development activities and achieve development goals; and the expected timing and closing of the private placement. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed financing; the Company’s ability to advance GSBR-1290, LTSE-2578, ANPA-0073 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2023, Quarterly Report on Form 10-Q filed with the SEC on August 10, 2023, and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com